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                                                                                                  Forest Laboratories, Inc.

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Excerpts from Forest Laboratories, Inc. (the “Company”) Q12012 Earnings Call Held July 19, 2011

Forward Looking Information

Except for the historical information contained herein, the information in these excerpts contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of predicting FDA approvals, the acceptance and demand for new pharmaceutical products, the impact of competitive products and pricing, the timely development and launch of new products, changes in laws and regulations affecting the healthcare industry, and the risk factors listed from time to time in Forest Laboratories’ Annual Reports on Form 10-K (including the Annual Report on form 10-K for the fiscal year ended March 31, 2011), Quarterly Reports on Form 10-Q, and any subsequent SEC filings.

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Speaking: Francis I. Perier, Executive Vice President of Finance and Administration & Chief Financial Officer of the Company:

“Mr. Carl Icahn, a shareholder who owns approximately 7% of Forest shares, has moved to elect four hand-picked candidates to the Forest Board.  In its proxy filing, which was filed just yesterday, Forest’s Board has proposed a slate of ten directors, including three new independent directors to the Board.  The annual meeting is scheduled for Thursday August 18th, 2011.

Let me turn back to the business and I’ll try to recap.  We are certainly off to a very strong start, both for our commercial activities as well as our R&D activities.

We have five new drugs that we are actively marketing: Bystolic, Savella, Teflaro, Daliresp and Viibryd; two more NDAs - aclidinium that was just filed and linaclotide to be filed later this quarter and the potential for two more NDAs to be filed next year for levomilnacipran and cariprazine - collectively our “next nine” group of products.  And, the Company has six additional products in Phase II or later that are expected to mature through development in the 2014 timeframe and beyond.

We believe that the “next nine” are collectively sufficient over time to replace both the revenues lost due to patent expirations of both Lexapro in 2012 and Namenda in 2015 and to provide growth.

Forest’s track record of developing new products is one of the strongest in the industry.  Over the last 10 years, Forest has received seven novel drug approvals, including four in the last five years, outpacing not only its specialty pharmaceutical peers but also some of the world’s largest global pharmaceutical companies.

In fact, in just a little over three years - 38 months to be exact, the Forest Research Institute has achieved five NDA approvals from five different divisions of the FDA plus the sNDA approval for the adolescent indication for Lexapro.

Our business development team continues to see interesting and commercially attractive products in the market, and we have clearly demonstrated the ability to compete effectively to secure such important new products either through product licenses or direct acquisition.

Our first priority remains to provide for the future growth of the company’s sales and earnings beyond fiscal year 2012.  In addition to advancing our current pipeline and supporting our existing and future in-line products, we are also actively pursuing new product licenses and assessing potential acquisitions to add to our development pipeline and in-line products.  We have made significant progress in creating a robust pipeline that has already delivered significant value and has the potential to deliver even greater value both in the near and longer-term, with patent protection extending through 2020 and beyond.  These additions have the potential to feed our existing therapeutic areas as well as to allow us to enter into new therapeutic areas, consistent with our opportunistic business model.  This combined effort will continue to drive our decision making and allocation of resources as we look forward into the next decade.

Over the past few years our dialog with the investment community has been about building our R&D pipeline.  Going forward as we continue to achieve success with our pipeline and launch these new products you will hear more about the execution of our commercialization strategies.  We remain confident in our ability to launch additional new products in parallel to advancing our established pipeline."

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Q: “All right.  My second question and maybe a little tough to address without your Chairman and CEO on the phone, but beyond seeking board seats, has Carl Icahn shared any views on what Forest should be doing to enhance value or do you simply know the same things we know from filings?  Thank you.

A: (from Francis I. Perier, Executive Vice President of Finance and Administration & Chief Financial Officer of the Company):

“I will make a couple of comments and I will address a couple of questions about Carl but we're not going to make this a Carl call.  I would characterize it to say that besides what has been said n the public domain by Carl and ourselves, there has really been no additional communications with Carl.  I would say that we have had two meetings with him that I would describe as substantive but short, and he has really not offered any plan or strategy for the Company that would certainly justify installing four hand picked nominees to our board.  I mean, that's essentially been the extent of the conversation.  It’s really pretty much been out there in the public domain where it has to be.”

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